Exhibit 99.3

BARKBOX, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Barkbox, Inc. and its subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Barkbox, Inc. and its subsidiaries (the “Company”) as of March 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for each of the three years in the period ended March 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, New York

June 7, 2021

We have served as the Company’s auditor since 2015.

BARKBOX, INC.

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2021 AND 2020

(In thousands, except share and per share data)

	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,278	$9,676
Accounts receivable—net	8,927	3,929
Prepaid expenses and other current assets	7,409	1,500
Inventory	77,454	39,696

Total current assets	132,068	54,801
PROPERTY AND EQUIPMENT—NET	13,465	7,144
INTANGIBLE ASSETS—NET	2,070	1,341
OTHER NONCURRENT ASSETS	3,260	1,403

TOTAL ASSETS	$150,863	$64,689

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	50,501	38,584
Accrued and other current liabilities	44,605	21,416
Deferred revenue	27,177	13,282
Short-term debt	—	45,184

Total current liabilities	122,283	118,466
LONG-TERM DEBT	115,729	16,346
OTHER LONG-TERM LIABILITIES	11,834	5,277

Total liabilities	249,846	140,089
COMMITMENTS AND CONTINGENCIES (Note 10)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Series Seed preferred stock, par value $0.0001 per share—2,057,188 shares authorized, issued and outstanding as of March 31, 2021 and 2020.	1,897	1,897
Series A preferred stock, par value $0.0001 per share—2,110,400 shares authorized, issued and outstanding as of March 31, 2021 and 2020.	4,948	4,948
Series B preferred stock, par value $0.0001 per share—990,068 shares authorized, issued and outstanding as of March 31, 2021 and 2020.	10,285	10,285
Series C preferred stock, par value $0.0001 per share—2,142,188 shares authorized, issued and outstanding as of March 31, 2021 and 2020.	34,585	34,585
Series C-1 preferred stock, par value $0.0001 per share—710,716 shares authorized; 452,671 shares issued and outstanding as of March 31, 2021 and 2020.	8,272	8,272

Total redeemable convertible preferred stock	59,987	59,987
STOCKHOLDERS’ DEFICIT:
Common stock, par value $0.0001 per share—18,600,000 and 17,000,000 shares authorized; 5,498,588 and 5,196,711 shares issued and outstanding as of March 31, 2021 and 2020, respectively.	—	—
Treasury stock, at cost	(4,764)	(4,755)
Additional paid-in capital	25,748	17,931
Accumulated deficit	(179,954)	(148,563)

Total stockholders’ deficit	(158,970)	(135,387)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$150,863	$64,689

See notes to consolidated financial statements

BARKBOX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED MARCH 31, 2021, 2020 AND 2019

(In thousands, except share and per share data)

	2021	2020	2019
REVENUE	$378,604	$224,335	$191,441
COST OF REVENUE	152,664	88,921	84,326

Gross profit	225,940	135,414	107,115
OPERATING EXPENSES:
General and administrative	179,510	115,893	104,146
Advertising and marketing	67,029	46,147	37,664

Total operating expenses	246,539	162,040	141,810

LOSS FROM OPERATIONS	(20,599)	(26,626)	(34,695)
INTEREST EXPENSE	(10,923)	(5,421)	(2,595)
OTHER INCOME—NET	131	679	208

NET LOSS BEFORE INCOME TAXES	(31,391)	(31,368)	(37,082)
PROVISION FOR INCOME TAXES	—	—	—

NET LOSS AND COMPREHENSIVE LOSS	$(31,391)	$(31,368)	$(37,082)

Net loss per common share attributable to common stockholders—basic and diluted	$(5.93)	$(6.08)	$(7.56)
Weighted average common shares used to compute net loss per share attributable to common stockholders—basic and diluted	5,295,722	5,159,893	4,905,972

See notes to consolidated financial statements

BARKBOX, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED MARCH 31, 2021 AND 2020

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
BALANCE—April 1, 2018	7,752,515	$59,987	4,641,293	$—	259,953	$(4,755)	$8,426	$(79,992)	(76,321)
Net loss	—	—	—	—	—	—	—	(37,082)	(37,082)
Issuance for stock options exercised	—	—	311,937	—	—	—	989	—	989
Vesting of restricted stock units	—	—	171,666	—	—	—	1,519	—	1,519
Issuance of common stock warrants	—	—	—	—	—	—	1,326	—	1,326
Founders and employee sale of common stock	—	—	—	—	—	—	2,173	—	2,173
Stock-based compensation	—	—	—	—	—	—	1,404	—	1,404
BALANCE—March 31, 2019	7,752,515	59,987	5,124,896	—	259,953	(4,755)	15,837	(117,074)	(105,992)
Net loss	—	—	—	—	—	—	—	(31,368)	(31,368)
Cumulative impact from the adoption of ASU No. 2014-09 (Note 3)	—	—	—	—	—	—	—	(121)	(121)
Issuance for stock options exercised	—	—	49,199	—	—	—	277	—	277
Restricted share vesting	—	—	22,616	—	—	—	271	—	271
Stock-based compensation	—	—	—	—	—	—	1,546	—	1,546

BALANCE—March 31, 2020	7,752,515	$59,987	5,196,711	$—	259,953	$(4,755)	$17,931	$(148,563)	$(135,387)
Net loss	—	—	—	—	—	—	—	(31,391)	(31,391)
Issuance for stock options exercised	—	—	267,292	—	—	—	1,215	—	1,215
Restricted shares vesting	—	—	35,000	—	—	—	1,098	—	1,098
Stock-based compensation	—	—	—	—	—	—	5,424	—	5,424
Modification of warrant	—	—	—	—	—	—	80	—	80
Repurchase of common stock	—	—	(415)	—	—	(9)	—	—	(9)

BALANCE—March 31, 2021	7,752,515	$59,987	5,498,588	$—	259,953	$(4,764)	$25,748	$(179,954)	$(158,970)

See notes to consolidated financial statements

BARKBOX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2021, 2020 AND 2019

(In thousands)

	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(31,391)	$(31,368)	$(37,082)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,405	1,397	505
Amortization of deferred financing fees and debt discount	3,508	1,324	512
Bad debt expense	52	56	225
Stock-based compensation expense	6,522	1,817	5,096
Change in fair value of warrant liabilities and derivatives	931	96	(26)
Changes in operating assets and liabilities:
Accounts receivable	(5,049)	(2,433)	(399)
Inventory	(37,758)	(12,979)	(2,659)
Prepaid expenses and other current assets	(2,173)	(969)	(243)
Other assets	(402)	—	—
Accounts payable and accrued expenses	16,543	11,937	18,117
Deferred revenue	13,894	1,072	1,118
Other liabilities	13,300	10,384	3,117

Net cash used in operating activities	(19,618)	(19,666)	(11,719)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized expenditures	(4,825)	(4,677)	(1,936)
Purchases of investments	—	—	(100)

Net cash used in investing activities	(4,825)	(4,677)	(2,036)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of finance fees	(734)	(30)	(509)
Payments of transaction costs	(1,297)	—	—
Payments of capital lease obligations	(334)	—	—
Proceeds from the exercise of stock options	1,215	277	989
Proceeds from convertible notes	75,750	5,367	—
Proceeds from debt	5,157	17,564	19,625
Payments to repurchase common stock	(9)	—	—
Payments of debt	(25,250)	(500)	(3,710)

Net cash provided by financing activities	54,498	22,678	16,395

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	30,055	(1,665)	2,640
CASH AND CASH EQUIVALENTS—Beginning of year	9,676	11,341	8,701

CASH AND CASH EQUIVALENTS—End of year	$39,731	$9,676	$11,341

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Cash and cash equivalents	38,278	9,676	11,341
Restricted cash—included in prepaid expenses and other current assets	1,453	—	—

TOTAL CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$39,731	$9,676	$11,341

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Purchases of property and equipment included in accounts payable and accrued liabilities	$1,764	$204	$1,228
Cash paid for interest	$5,170	$3,026	$1,156
NONCASH INVESTING AND FINANCING ACTIVITIES:
Non-cash deferred issuance costs	$3,000	$—	$—
Non-cash capital lease obligations	$2,867	$—	$—
Non-cash deferred transaction costs	$2,439	$—	$—
Issuance of derivatives with debt	$1,153	$2,692	$238
Issuance of convertible promissory note	$800	$—	$—
Issuance of warrants with debt	$—	$—	$1,326
Modification of warrant	$80	$—	$—

See notes to consolidated financial statements

BARKBOX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED MARCH 31, 2021 AND 2020

(In thousands, except for share and per share data)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Barkbox, Inc. (“BARK” or the “Company”) was incorporated in the state of Delaware in November 2011. BARK is an omnichannel brand serving dogs across the four key categories of Play, Food, Health and Home. BARK serves dogs nationwide with monthly subscription offerings, BarkBox and Super Chewer; a personalized meal delivery service for dogs, BARK Eats; custom collections through online marketplaces and via brick and mortar retail partners; wellness products that meet dogs’ needs with BARK Bright through monthly subscriptions; BARK’S add to box platform; and individually on its website BarkShop.com. The Company is located and headquartered in New York, New York.

On December 16, 2020, the Company entered into a merger agreement (the “Merger Agreement”) with Northern Star Acquisition Corp. (“Northern Star”), a Special Purpose Acquisition Company (“SPAC”). The deal with Northern Star provides all holders of common and preferred stock to receive common stock of the continuing public company, which will be a wholly owned subsidiary of Northern Star. The transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer.

On December 16, 2020, in connection with the execution of the Merger Agreement, Northern Star entered into subscription agreements with the PIPE Investors, pursuant to which such PIPE Investors have agreed to purchase an aggregate of 20,000,000 shares of Northern Star common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $200.0 million.

On June 1, 2021 (the “Closing Date”), pursuant to the Merger Agreement, the Company consummated (the “Closing”) the merger with Northern Star, with BARK surviving the merger as a wholly-owned subsidiary of Northern Star (the “Merger”), and the other transactions contemplated by the Merger Agreement (the “Transactions”). In connection with the Closing, Northern Star changed its name to The Original BARK Company.

Pursuant to the terms of the Merger Agreement, each stockholder of BARK’s common and preferred stock (including stockholders issued common stock as a result of the conversion of BARK’s outstanding convertible promissory notes issued in 2019 and 2020 (other than the 2025 Convertible Notes (as defined below) received 8.7425 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), per share of BARK’s common stock and preferred stock, respectively, owned by such BARK stockholder that was outstanding immediately prior to the Closing.

In addition, pursuant to the terms of the Merger Agreement, at the effective time of the Merger, (1) options to purchase shares of BARK’s common stock were converted into options to purchase an aggregate of 29,257,576 shares of Common Stock and (2) warrants to purchase shares of BARK’s equity were converted into warrants to purchase an aggregate of 1,897,212 shares of Common Stock.

References to “BARK” and the “Company” in the financial results of the years ended March 31, 2021, 2020 and 2019 refer to BARK prior to the closing of the transactions contemplated by the Merger Agreement. These financial results for the years ended March 31, 2021, 2020 and 2019 reflect only the financial results of the Company prior to the closing of the transactions contemplated by the Merger Agreement.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Use of Estimates—Preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period covered by the financial statements and accompanying notes. The most significant estimates relate to determination of fair value of the Company’s common stock and common stock warrants, stock-based compensation and the valuation of embedded derivatives. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and records adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Impact of the COVID-19 Pandemic—COVID-19 continues to spread and has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on the Company’s operating results, financial condition and cash flows. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impacts.

We have implemented a number of measures to protect the health and safety of our workforce. These measures include substantial modifications to employee travel, employee work locations, and virtualization or cancellation of meetings, among other modifications. Currently, the vast majority of our employees are working remotely. For the employees who are in the office, we are following the guidance from public health officials and government agencies, including implementation of enhanced cleaning measures, social distancing guidelines and wearing of masks.

The global outbreak of the COVID-19 pandemic continues to evolve. The extent to which the COVID-19 pandemic may impact our business will depend on future developments related to the geographic spread of the disease, the duration and severity of the outbreak, travel restrictions, required social distancing, governmental mandates, business closures or governmental or business disruptions, and the effectiveness of actions taken in the United States and other countries to prevent, contain and treat the virus and any additional government stimulus programs. These impacts are highly uncertain and cannot be predicted with certainty.

Liquidity and Going Concern—In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Through March 31, 2021, the Company has funded its operations primarily with cash flows from proceeds from the sale of its capital stock and proceeds from its existing credit facility and borrowing arrangements. See Note 6, “Debt,” for further information on the Company’s debt arrangements. The Company recognized net loss of $31.4 million and $31.4 million for the years ended March 31, 2021 and March 31, 2020, respectively. In addition, the Company had an accumulated deficit of $180.0 million as of March 31, 2021. As of June 7, 2021, the issuance date of the consolidated financial statements, the Company expects that its cash and cash equivalents of $38.3 million as of March 31, 2021, together with cash provided by operating activities, borrowings under its Credit Facility, and the sale of convertible notes, including the convertible notes due December 1, 2025 (the “2025 Convertible Notes”) issued in November 2020, will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months from the issuance date of the consolidated financial statements.

Segments—The Company has determined that its chief executive officer and executive chairman together comprise the chief operating decision maker (“CODM”). The Company operates and manages the business as two reporting segments: Direct to Consumer and Commerce.

Fair Value of Financial Instruments—The Company’s financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses, are carried at historical cost. At March 31, 2021 and 2020, the carrying amounts of these instruments approximated their fair values because of their short-term nature. The carrying amounts of the Company’s long-term debt approximate the fair value based on consideration of current borrowing rates available to the Company.

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3—Unobservable inputs that are supported by little or no market data for the related assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following summarizes assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy (in thousands):

	As of March 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities
Preferred stock warrant liabilities(1)	$—	$—	$133	$133
Derivative liabilities(2)	—	—	4,883	4,883

	$—	$—	$5,016	$5,016

	As of March 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Preferred stock warrant liabilities(1)	$—	$—	$127	$127
Derivative liabilities(2)	—	—	$2,805	$2,805

	$—	$—	$2,932	$2,932

(1)	Included in accrued and other current liabilities.
(2)	Included in other long-term liabilities.

A summary of the activity of the Level 3 liabilities carried at fair value on a recurring basis for the years ended March 31, 2021 and 2020 is as follows:

	2021	2020
Balance—beginning of period	$2,932	$336
Fair value at issuance	1,153	2,692
Change in fair value	931	(96)

Balance—end of period	$5,016	$2,932

The Company measures the convertible preferred stock warrants using Level 3 unobservable inputs within either the Black-Scholes-Merton (“Black-Scholes”) option-pricing model or a Monte Carlo simulation model. The Company used various key assumptions, such as the fair value of common or redeemable convertible preferred stock, volatility, and expected term. The Company monitors the fair value of the redeemable convertible preferred stock warrants and embedded derivatives quarterly, with subsequent revisions reflected within other income within the consolidated statement of operations and comprehensive loss. See Note 7, “Common Stock and Common and Preferred Share Warrants,” for further discussion of the Company’s outstanding warrants and assumptions utilized.

As of March 31, 2021 and 2020, the Company’s valuation of embedded derivative liabilities was measured using an income approach based on a discounted cash flow model, as well as a probability-weighted expected return method (“PWERM”). The Company used various key assumptions, such as estimation of the timing and probability of expected future events, and selection of discount rates applied to future cash flows using a yield curve equivalent to the Company’s credit risk. See Note 6, “Debt,” for further discussion of the Company’s derivative liabilities.

Cash and Cash Equivalents—Cash and cash equivalents represent cash and highly liquid investments with an original contractual maturity at the date of purchase of three months or less. As of March 31, 2021 and 2020, cash consists primarily of checking and operating accounts.

Restricted Cash—The Company has restricted cash with its primary banks related to operating lease obligations. As of March 31, 2021, the Company has classified $1.5 million within prepaid expenses and other current assets, as restricted cash.

Accounts Receivable—Net—Accounts receivable are stated at net realizable value. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write-offs, collections and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. The Company generally does not require any security or collateral to support its receivables. The Company performs ongoing evaluations of its customers. As of March 31, 2021 and 2020, the Company had an allowance for doubtful accounts of less than $0.1 million and $0.1 million, respectively.

Concentration of Credit Risk and Major Customers and Suppliers—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with various domestic financial institutions of high credit quality.

The Company’s accounts receivable are derived from sales contracts with large retail customers. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary.

Significant customers are those that represent more than 10% of the Company’s total revenues or gross accounts receivable balance at each balance sheet date. During the years ended March 31, 2021 and 2020, the Company did not have any customers that accounted for 10% or more of total revenues. The Company had three customers that accounted for 84% and two customers that accounted for 55% of gross accounts receivable as of March 31, 2021 and 2020, respectively.

Significant suppliers are those that represent more than 10% of the Company’s total finished goods purchased or accounts payable at each balance sheet date. During each of the years ended March 31, 2021 and 2020, the Company had two suppliers that accounted for 30% of total finished goods purchased. The Company had two suppliers that accounted for 44% of the accounts payable balance and three suppliers that accounted for 45% of the accounts payable balance as of March 31, 2021 and 2020, respectively.

Property and Equipment—Net—Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation and amortization are removed from the consolidated balance sheets and the resulting gain or loss is reflected in general and administrative expenses in the consolidated statements of operations and comprehensive loss.

The estimated useful lives for significant property and equipment categories are as follows:

Asset Class	Useful Life
Computer equipment, software, and domain names	3 years
Warehouse machinery and equipment	5 years
Furniture and fixtures	5 years
Leased equipment and leasehold improvements	Shorter of remaining lease term or estimated useful life

Long-Lived Assets and Intangible Assets—Net—The Company capitalizes qualifying internally-developed software development costs incurred during the application development stage, as long as it is probable the project will be completed, and the software will be used to perform the function intended. Capitalization of such costs ceases once the project is substantially complete and ready for its intended use. Costs related to maintenance of internal-use software are expensed in the period incurred. Capitalized costs are amortized over the project’s estimated useful life of three years. Software development costs consist primarily of salary and benefits for the Company’s development staff and third-party contractors’ fees. Capitalized software development costs are included in intangible assets on the consolidated balance sheets and amortized to depreciation expense included in general and administrative expenses on the consolidated statement of operations and comprehensive loss for the year ended March 31, 2021 and 2020.

The Company assesses long-lived assets for impairment in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment. A long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. The Company estimates fair value based on the best information available, making necessary estimates, judgments and projections. For purposes of these tests, long-lived assets must be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. There were no impairments of long-lived assets for the years ended March 31, 2021 and 2020.

Income Taxes—The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss carryforwards and temporary differences between financial statement bases of existing assets and liabilities and their respective income tax bases.

Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in the income tax rates on deferred tax asset and liability balances is recognized in income in the period that includes the enactment date of such rate change. A valuation allowance is recorded for loss carryforwards and other deferred tax assets when it is determined that it is more likely than not that such loss carryforwards and deferred tax assets will not be realized. The Company recognizes the tax benefits on any uncertain tax positions taken or expected to be taken in the consolidated financial statements when it is more likely than not the position will be realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes estimated interest and penalties related to uncertain tax positions as a part of the provision for income taxes.

Deferred Financing Costs—Deferred financing fees relate to the external costs incurred to obtain financing for the Company. Deferred financing fees are amortized over the respective term of the financing using the effective interest method, with the exception of the Company’s revolving line of credit, as discussed in Note 6, “Debt,” for which deferred financing fees are amortized on a straight-line basis over the term of the agreement. Deferred financing fees are presented on the consolidated balance sheets as a reduction to long-term debt.

Deferred Transaction Costs—The Company capitalizes deferred transactions costs, which primarily consist of direct, incremental legal, professional, accounting and other third-party fees relating to the anticipated merger, within prepaid expenses and other current assets. The deferred transaction costs will be offset against the merger proceeds upon the consummation of the merger. Should the planned merger be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statement of operations and comprehensive loss. As of March 31, 2021, the Company capitalized $3.7 million of deferred transaction costs, recorded within prepaid expenses and other current assets on the consolidated balance sheet.

Derivative Assets and Liabilities—The Company’s term loan and convertible note agreements contain features determined to be embedded derivatives from its host. Embedded derivatives are separated from the host contract and carried at fair value when the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and a separate, standalone instrument with the same terms would qualify as a derivative instrument. The derivative is measured both initially and in subsequent periods at fair value, with changes in fair value recognized on the statement of operations and comprehensive loss.

Revenue Recognition—On April 1, 2019, the Company adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), using the modified retrospective method. The Company applied the new revenue standard to contracts not completed as of the date of initial application. The Company recognizes revenue upon the transfer of control of its products and services to its customers. The recognition of revenue is determined through application of the following five-step model:

•	Identification of the contract(s) with customers;

•	Identification of the performance obligation(s) in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligation(s) in the contract; and

•	Recognition of revenue when or as the performance obligation(s) are satisfied.

The Company recorded an adjustment to accumulated deficit on April 1, 2019 due to the cumulative impact of adopting Topic 606. See Note 3, “Revenue from Contracts with Customers” for the required disclosures related to the impact of adopting this standard and a discussion of the Company’s updated policies related to revenue recognition discussed below.

The Company generates revenue through Direct to Consumer channels, which includes the sale of subscription products, sale of BARK Bright products, sale of BARK Eats products, and sale of BarkShop products. See below for additional information on each offering.

Toys and Treats Subscriptions—The Company’s principal revenue generating products are a tailored assortment of premium and highly durable toys and treats sold in boxes through BarkBox and Super Chewer monthly subscriptions. Subscription plans are offered as monthly, three month, six month or annual commitments. BarkBox and Super Chewer subscription rates vary based on the type of subscription plan selected by the customer, with Super Chewer’s price point being slightly higher based on additional costs of the more durable product, but resulting in similar gross margins. Each delivered box represents a single performance obligation and the Company bears the risk of loss if a shipment is not received or is damaged. Subscription revenue is recognized at a point in time as control is transferred to the customer upon delivery of each monthly box. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products, which includes an estimate of future returns and chargebacks based on historical rates. The transaction price is inclusive of fixed discounts which represent a reduction to revenue for each performance obligation. There is judgement in utilizing historical trends for estimating future returns. As of March 31, 2021 and 2020, the refund liability related to revenue for subscriptions was $1.2 million and $0.5 million, respectively, and is recorded within accrued and other current liabilities on the consolidated balance sheet. While customers have the right to return products for thirty days subsequent to delivery, products are generally not physically returned to the Company, as the Company is generally not able to resell opened products.

On a monthly basis, subscription customers have the option to purchase additional toys, treats, or other products to add to their respective subscription boxes. Each add on product represents a single performance obligation and therefore revenue is recognized at a point in time as control is transferred to the customer upon delivery of goods to the customer. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products.

BARK Bright—The initial product in this product line is a proprietary enzymatic dental solution combined with a treat for dogs to prevent and combat oral health issues, sold through monthly subscriptions. Each delivered box represents a single performance obligation and therefore subscription revenue is recognized at a point in time as control is transferred to the customer upon delivery of each monthly box. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products.

BARK Eats—This product line is personalized meals for dogs sold at a meal per day price. Revenue is recognized at a point in time, as control is transferred to the customer upon delivery.

BarkShop—The Company sells individual toys and treats through the Company’s website, BarkShop. Revenue relating to the sale of goods on BarkShop is recognized at a point in time upon delivery of goods to the customer. Each delivery represents a single performance obligation and the Company bears the risk of loss if a shipment is not received or damaged. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products. While customers have the right to return products for thirty days subsequent to delivery, products are generally not physically returned to the Company, as the Company is generally not able to resell opened products.

The Company also generates revenue from product sales through retail commerce channels. See below for additional information on each offering.

Retail—The Company sells individual toys and treats through major retailers. Revenue is recognized at a point in time, as control is transferred upon delivery of goods to the retailers. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products.

Retail sales are generally recognized upon delivery with adjustments to net sales for customer payment discounts, sales returns, and estimated chargebacks reserves. Similar to Toys and Treats subscriptions, the customer payment discounts, sales returns and chargebacks are considered to be contingent and represents a component of variable consideration. The estimated consideration reflects potential sales returns and chargebacks as a reduction in the transaction price. The Company has determined that the expected value method will provide the best predictor for a refund liability associated with sales returns and chargebacks. The estimate is recorded in total for sales transactions recorded in the current period and, in effect, represents a reduction in the transaction price at the time of sale. As of March 31, 2021 and 2020 the refund liability related to retail revenue was $0.1 million and less than $0.1 million, respectively, recorded within accrued and other current liabilities on the consolidated balance sheet. While customers have the right to return products subsequent to delivery, products are generally not physically returned to the Company, as the Company is generally not able to resell opened products.

Online Marketplaces—Online marketplaces revenue consists of sales of BARK Bright health and wellness solutions and BARK Home products sold through major marketplaces. BARK Home consists of an assortment of proprietary essential products for daily life, including dog beds, bowls, collars, harnesses and leashes. Online marketplaces revenue is recognized at a point in time, as control is transferred, upon delivery of goods to the end customer. Revenue is measured as the amount of consideration the Company expects to be entitled to in exchange for transferring products.

The Company evaluated principal versus agent considerations to determine whether it is appropriate to record seller fees paid to the marketplaces as an expense or as a reduction of revenue. Seller fees charged by third-party marketplaces are recorded as general and administrative expense and are not recorded as a reduction of revenue as the Company owns and controls all the goods before they are transferred to the end customer. The Company can, at any time, direct the marketplaces and similarly with other third-party logistics providers (“Logistics Providers”), to return the Company’s inventory to any location specified by the Company. Any returns made by customers directly to Logistics Providers are the responsibility of the Company to make customers whole and the Company retains the inventory risk. Further, the Company is subject to credit risk (i.e., credit card chargebacks), establishes the prices of its products, can determine who fulfills the goods to the customer (third-party online marketplaces or the Company) and can limit quantities or stop selling the goods at any time. Based on these considerations, the Company is the principal in these arrangements.

Prior to the adoption of Topic 606, revenue was recognized when there was persuasive evidence of an agreement or arrangement, products were delivered, the Company’s price to the buyer was fixed or determinable, and collectability was reasonably assured. The Company earned revenue from the sale of Toys and Treats subscriptions, and the sale of goods through the Company’s BarkShop website. Deferred revenue represented payment for subscription boxes that the Company was contractually obligated to deliver in future periods. Subscription revenue was recognized as each monthly box was delivered to the customer. Revenue was recognized net of cash discounts given to the customer and net of estimated sales returns and chargebacks. Revenue relating to the sale of goods was recognized upon delivery of goods to the customer, as the risk of loss on these sales transfers to the customer upon delivery.

Shipping and Handling—The Company includes costs associated with the outbound shipping and handling of its products as a component of general and administrative expenses in the consolidated statements of operations and comprehensive loss. Shipping and handling fees billed to the customers are recorded as revenue.

Sales Tax—As a part of the Company’s normal course of business, sales taxes are collected from customers. Sales taxes collected are remitted to the appropriate governmental tax authority on behalf of the customer. Sales tax collected from customers is not considered revenue and is included in accrued and other current liabilities until remitted. Total sales tax accrued was $24.2 million and $14.0 million, as of March 31, 2021 and 2020, respectively. As of March 31, 2021 and March 31, 2020, $14.5 million and $9.2 million of the sales tax accrued had been collected but not remitted, respectively.

On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc. that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, the Company recorded a liability in those periods in which it created economic nexus based on each state’s requirements. Total sales tax expense recorded related to economic nexus was $1.2 million and $5.0 million for the years ended March 31, 2021 and 2020, respectively.

Inventories—Represent finished goods, consist of products available for sale and are accounted for using the first-in, first-out (“FIFO”) method and valued at the lower of cost or net realizable value. The Company assesses the valuation and periodically writes down the value for estimated excess and obsolete inventory based upon estimates of future demand and market conditions.

Inventory costs consist of product and inbound shipping and handling costs. Inventory valuation requires the Company to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers or returns to product vendors. Inventory valuation losses are recorded as cost of revenues and historical losses have not been material.

Cost of Revenues—Cost of revenues includes the purchase price of inventory sold, inbound freight costs associated with inventory, shipping supply costs, and inventory shrinkage costs.

General and Administrative—General and administrative expenses include compensation and benefits costs, including stock-based compensation expense, facility costs, insurance, professional service fees, and other general overhead costs including depreciation and amortization and account management support teams, as well as commissions. General and administrative expense also includes processing fees charged by third parties that provide payment processing services for credit cards. For the years ended March 31, 2021, 2020, and 2019 the Company recorded payment processing fees of $8.4 million, $5.7 million and $4.7 million, respectively, within general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Fulfillment Cost—Fulfillment costs represent those costs incurred in operating and staffing fulfillment and customer service centers, including costs attributable to receiving, inspecting, picking, packaging and preparing customer orders for shipment, outbound freight costs associated with shipping orders to customers, and responding to inquiries from customers. For the years ended March 31, 2021, 2020 and 2019, the Company recorded fulfillment costs of $94.9 million, $53.4 million, and $47.5 million, respectively, which are included within general and administrative expenses in the consolidated statements of operation and comprehensive loss.

Advertising Costs—Costs associated with the Company’s advertising and sales promotions are expensed as incurred and are included in advertising and marketing expense in the consolidated statements of operations and comprehensive loss. During the years ended March 31, 2021, 2020 and 2019, the Company expensed $60.1 million, $39.7 million and $34.3 million, respectively, for advertising costs, which is comprised of print and internet advertising, promotional items, and agency fees.

Stock-Based Compensation—The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. For stock options with performance conditions, the Company records compensation expense when it is deemed probable that the performance condition will be met. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock awards.

The Company estimates expected forfeitures of stock-based awards at the grant date and recognizes compensation cost only for those awards expected to vest. The Company estimates future forfeitures at the date of grant based on historical experience and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For stock-based awards issued to nonemployees, including consultants, the Company records expense related to stock options based on the fair value of the options calculated using the Black-Scholes option-pricing model over the service performance period. The fair value of options granted to nonemployees is remeasured over the vesting period and recognized as an expense over the period the services are rendered.

The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility—The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected life.

Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the simplified method to compute the expected term, which the Company believes is representative of future behavior. The Company’s stock plans provide for options that have a 10-year term.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term at the grant date.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Common Stock Valuations— The Company has historically granted stock options at exercise prices equal to the fair value as determined by the Board of Directors (the “Board”) on the date of grant. In the absence of a public trading market, the Board, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of the Company’s common stock as of the date of each stock option grant, including:

•	relevant precedent transactions involving the Company’s capital stock;

•	the liquidation preferences, rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to the common stock;

•	the Company’s actual operating and financial performance;

•	current business conditions and projections;

•	the Company’s stage of development;

•	the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	recent secondary stock sales and tender offers;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

In addition, the Board considered the independent valuations completed by a third-party valuation consultant. The valuations of the Company’s common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Net Loss Per Share—Basic net loss per share attributable to common stockholders is computed by dividing the loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding during the period determined using the treasury-stock and if-converted methods. For purposes of the diluted loss per share calculation, stock options, redeemable convertible preferred stock and warrants are considered to be potentially dilutive securities, but were excluded from the calculation of diluted loss per share because their effect would be anti-dilutive and therefore, basic and diluted loss per share were the same for all periods presented.

Related Party Transactions—Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The only material related party arrangement as of March 31, 2021 was the outstanding convertible notes issued to certain employees, founders, and existing investors on March 31, 2020. See Note 6, “Debt,” for further details.

Emerging Growth Company Status—The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the consolidated financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The standard is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company plans to adopt this standard on April 1, 2022 and is continuing to evaluate the expected impact that the standard will have on its consolidated financial statements and related disclosures

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, which requires financial assets measured at amortized cost to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. This guidance in the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company is currently evaluating the impact that the adoption will have on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify the accounting for income taxes. This updated removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The new standard will be effective beginning April 1, 2022. The Company does not expect the adoption of ASU 2019-12 to have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments by removing major separation models required under current guidance. ASU 2020-06 also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the impact ASU 2020-06 will have on its financial statements and related disclosures, but does not expect its adoption to have a material impact.

3.	REVENUE FROM CONTRACTS WITH CUSTOMERS

On April 1, 2019, the Company adopted Topic 606, using the modified retrospective method. The Company’s revenue recognition remained substantially unchanged following adoption of Topic 606 and therefore did not have a material impact to the consolidated financial statements.

Under the modified retrospective transition method, the Company recorded a net decrease to beginning accumulated deficit as of April 1, 2019 of $0.1 million due to the cumulative impact of adopting Topic 606. The impact on revenue recognition due to the adoption of Topic 606 is primarily due to a refinement of the Company’s methodology for estimating sales returns and chargebacks and application of the variable consideration constraint.

The impact of adoption to the Company’s consolidated statement of operations and consolidated balance sheet for the year ended March 31, 2020 was a reduction to revenue of less than $0.1 million, and an increase in the refund liability of $0.1 million, which is recorded within other current liabilities.

The adoption of Topic 606 had no net impact on the Company’s cash flows from operations.

The Company’s standard payment terms vary but do not result in a significant delay between the timing of invoice and payment. The Company occasionally negotiates other payment terms during the contracting process for its retail business. The Company has elected the practical expedient to not adjust the total consideration within a contract to reflect a financing component when the duration of the financing is one year or less.

Disaggregated Revenue

	March 31,
	2021	2020	2019
Revenue
Direct to Consumer:
Toys and treats subscription	$325,992	$199,744	$168,217
Other	7,978	4,407	9,533

Total Direct to Consumer	333,970	204,151	177,750
Commerce	44,634	20,184	13,691

Revenue	$378,604	$224,335	$191,441

Contract Liability

The Company’s contract liability represents cash collections from its customers prior to delivery of subscription products, which is recorded as deferred revenue on the consolidated balance sheets. Deferred revenue is recognized as revenue upon the delivery of the box or product.

Contractual liabilities included in deferred revenue were $27.2 million and $13.3 million as of March 31, 2021 and 2020, respectively. During the year ended March 31, 2021, the Company recognized $13.3 million of revenue included in deferred revenue as of March 31, 2020.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in Topic 606. Performance obligations are satisfied as of a point in time and are supported by contracts with customers. The Company has elected to not disclose information related to remaining performance obligations due to their original expected terms being one year or less.

4.	PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS

Property and equipment consisted of the following as of March 31, 2021 and 2020:

	March 31,
	2021	2020
Computer equipment, software, and domain names	$3,423	$2,372
Warehouse machinery and equipment	3,292	—
Furniture and fixtures	992	976
Leasehold improvements	6,338	5,604
Construction in process	3,392	508

Total property and equipment	17,437	9,460
Less: accumulated depreciation	(3,972)	(2,316)

Property and equipment—net	$13,465	$7,144

Intangible assets consisted of the following as of March 31, 2021 and 2020:

	March 31,
	2021	2020
Internally developed software	$3,038	$1,560
Less: accumulated amortization	(968)	(219)

Intangible assets—net	$2,070	$1,341

Total depreciation expense for property and equipment during the years ended March 31, 2021 and 2020 was $1.7 million and $1.2 million , respectively. Total amortization expense for internally developed software during the years ended March 31, 2021 and 2020 was $0.7 million and $0.2 million, respectively. Depreciation and amortization expense are included in general and administrative expenses on the consolidated statements of operations and comprehensive loss.

As of March 31, 2021 and 2020, equipment that was leased under capital leases and included in property, plant and equipment, net in the consolidated balance sheets was $3.0 million and $0.1 million, respectively.

5.	ACCRUED AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following as of March 31, 2021 and 2020:

	March 31,
	2021	2020
Sales tax payable	$24,164	$14,027
Accrued marketing costs	4,199	2,544
Accrued deferred financing fees	3,000	—
Accrued compensation costs	3,287	1,199
Refund liability	1,292	604
Accrued licensing fees	209	—
Accrued professional and legal fees	2,484	367
Other accrued expenses	5,970	2,675

Accrued and other current liabilities	$44,605	$21,416

The Company sponsors a 401(k) defined contribution plan covering all eligible U.S. employees. Subject to certain Internal Revenue Service (“IRS”) limits, eligible employees may elect to contribute from 1% to 100% of their compensation. Company contributions to the plan are at the sole discretion of the Company’s Board. Currently, the Company does not provide a 401(k) match.

6.	DEBT

At March 31, 2021 and 2020, long-term debt consisted of the following:

	Weighted-Average Interest Rate As of March 31,	As of March 31,
	2021	2021	2020
2025 Convertible Notes	5.50%	$75,000	$—
Western Alliance revolving line of credit & term loan	5.75%	34,300	44,300
Pinnacle term loan	—%	—	15,250
Convertible promissory notes	8.17%	7,167	5,366
PPP loan	1.00%	5,157	—

		121,624	64,916
Less: short-term debt	—%	—	(45,184)
Less: deferred financing fees and debt discount		(5,895)	(3,386)

Total long-term debt		$115,729	$16,346

Western Alliance Bank—Line of Credit and Term Loan

In October 2017, the Company entered into a new loan and security agreement (the “Western Alliance Agreement”) and issued a warrant to purchase preferred stock (“Initial Western Alliance Warrant”) to Western Alliance Bank (“Western Alliance”), which provides for a secured revolving line of credit (the “Credit Facility”) in an aggregate principal amount of up to $35.0 million with a maturity date of October 12, 2020.

On December 7, 2018, the Company amended the Western Alliance Agreement, which included the issuance of a warrant to purchase common stock (“Subsequent Western Alliance Warrant”) to Western Alliance. The modification to the Western Alliance Agreement provided for an additional term loan of $10.0 million at issuance and an incremental seasonal loan of $5.0 million. The seasonal loan matured and was repaid on March 31, 2020. The term loan matures December 31, 2021.

On July 31, 2020, the Company amended the Western Alliance Agreement and extended the expiration of the warrants to July 31, 2030. The modification to the Western Alliance Agreement amended the maturity date of the Credit Facility to August 12, 2021.

On November 27, 2020, the Company repaid the outstanding $10.0 million principal of the term loan with Western Alliance Bank, as well as $0.2 million of early repayment fees, using proceeds from the issuance of the 2025 Convertible Notes (the “2025 Convertible Notes”). See further discussion of the 2025 Convertible Notes issuance below.

On January 22, 2021, the Company amended the Western Alliance Agreement to extend the Credit Facility maturity date to May 31, 2022.

In conjunction with the 2025 Convertible Notes issuance, the Company amended the Western Alliance Agreement to extend the Credit Facility repayment date from August 12, 2021 to December 31, 2021.

The interest rate for borrowings under the Credit Facility, as amended, is equal to (i) the greater of the prime rate that is published in the Money Rates section of The Wall Street Journal from time to time (the “Prime Rate”) and 5.25%, plus (ii) half of one percent (0.50%), per annum.

The Credit Facility has a borrowing base subject to an amount equal to eighty percent (80.00%) of the Company’s trailing three months of subscription revenue. Western Alliance has first perfected security in substantially all of the Company’s assets, including its rights to its intellectual property.

As of March 31, 2021 and 2020, the Company had $34.3 million and $44.3 million, respectively, of outstanding borrowings under the Credit Facility, recorded as debt on the accompanying consolidated balance sheets, with $39.3 million representing short-term debt as of March 31, 2020. The Company had no outstanding short-term borrowings under this agreement as of March 31, 2021.

Under the terms of this Credit Facility, the Company is required to comply with certain financial and nonfinancial covenants, including covenants to maintain certain liquidity amounts, as defined in the amended Western Alliance Agreement. As of March 31, 2021 and 2020, the Company was compliant with its financial covenants.

See discussion of the Initial and Subsequent Western Alliance Warrant in Note 7, “Common Stock and Common and Preferred Share Warrants.”

Pinnacle—Term Loan

On December 3, 2018, the Company entered into a term loan agreement (the “Pinnacle Agreement”), which included warrants to purchase common stock (“Pinnacle Warrant”). See discussion of the Pinnacle Warrant in Note 7, “Common Stock and Common and Preferred Share Warrants.” Upon execution of the Pinnacle Agreement, the Company received the first tranche of the term loan, in the aggregate amount of $7.6 million (the “Pinnacle Term Loan”). Additionally, the Pinnacle Agreement provided for two subsequent term loan tranches of $3.8 million each. On May 22, 2019 and June 22, 2019, the Company requested the subsequent term loan tranches of $3.8 million each.

On November 27, 2020, the Company repaid the outstanding $15.3 million principal of the term loan with Pinnacle, as well as $2.0 million of early repayment fees, and $0.1 million of accrued interest, using proceeds from the issuance of the 2025 Convertible Notes. See further discussion of the 2025 Convertible Notes issuance below.

As of March 31, 2021, the Company had no outstanding borrowings under this agreement. As of March 31, 2020, the Company had $15.3 million of outstanding borrowings under this agreement, recorded as debt on the accompanying consolidated balance sheets, with $5.9 million representing short-term debt.

Borrowings under the Pinnacle Term Loan bear interest at the greater of:

1.	the Prime Rate determined on each date 15 days before the applicable payment date plus 525 basis points, and

2.	10.5% per annum, based upon a year of 360 days and actual days elapsed, such rate to change each time the Prime Rate changes.

The Pinnacle Agreement includes a mandatory prepayment feature (the “Call Option”), which would occur upon a change of control, initial public offering, or the redemption or repurchase of any equity securities of the Company (other than as permitted under the Pinnacle Agreement). The Company assessed the terms of the Call Option, and determined it meets all of the criteria required to be separated as an embedded derivative from its host. The Company utilized the Monte Carlo simulation model to determine the fair value of the Call Option which is recorded as a derivative liability. The Company revalues the Call Option at each reporting period and recognizes changes in fair value through other expense included in other income, net on the consolidated statements of operations and comprehensive loss.

The Pinnacle Agreement includes an event of default feature (the “Contingent Put Option”), which includes, among other events, the non-payment of principal or interest, or failure to comply with defined debt covenants. The Company assessed the terms of the Contingent Put Option, and determined it meets all of the criteria required to be separated as an embedded derivative from its host. The Company utilized the Monte Carlo simulation model to determine the fair value of the Contingent Put Option and it is recorded as a derivative liability. The Company revalues the Contingent Put Option at each reporting period and recognizes changes in fair value through other expense included in other income, net on the consolidated statements of operations and comprehensive loss.

There was no derivative liability as of March 31, 2021. The total derivative liability was less than $0.1 million as of March 31, 2020.

Under the terms of the Pinnacle Agreement, the Company is required to comply with certain financial and nonfinancial covenants, as defined in the agreement. The Company had no outstanding borrowings under this agreement as of March 31, 2021. As of March 31, 2020, the Company was compliant with financial covenants.

Convertible Promissory Notes

On December 19, 2019, the Company entered into a note purchase agreement and issued individual convertible promissory notes thereunder (the “2019 Notes”), with an option for subsequent closings through May 1, 2020 for up to $10.0 million in aggregate principal. The Company received gross proceeds of $3.9 million in two December 2019 closings. The 2019 Notes bear interest at a rate of 7% per year, capitalized quarterly, and payable in kind (“PIK Interest”). The 2019 Notes have a maturity date of December 19, 2024, unless previously converted into equity securities pursuant to the terms of the note purchase agreement.

On March 31, 2020, the Company entered into a note purchase agreement and issued individual convertible promissory notes thereunder (the “2020 Notes”), with an option for subsequent closings through May 1, 2020 for up to $10.0 million in aggregate principal. The Company received gross proceeds of $1.5 million from the initial closing of the note purchase agreement on March 31, 2020 with employees, founders, and existing investors, representing a related party transaction. The agreement consisted of both Pro Rata Notes and a Super Pro Rata Note. Pro-Rata Notes are defined as one or more promissory notes issued to each lender with respect to the amount of the lender’s consideration, up to the lender’s pro rata amount as set forth in the note purchase agreement. Super Pro-Rata Notes are defined as one or more promissory notes issued to each lender with respect to the lender’s amount of consideration paid in excess of their pro rata amount. The Super Pro Rata Notes bears interest at a rate of 10% per year, capitalized quarterly, and payable in kind (“PIK Interest”), while the Pro Rata Notes bear interest at a rate of 8% per year, capitalized quarterly, and PIK Interest. The 2020 Notes have a maturity date of March 30, 2023, unless previously converted into equity securities pursuant to the terms of the note purchase agreement.

On May 1, 2020, the Company received gross proceeds of $1.0 million from the second closing of the March 31, 2020 note purchase agreement with existing investors, representing a related party transaction.

On June 18, 2020, the Company amended the Pinnacle Agreement, which extended the initial principal repayment period. In consideration of the modification, the Company issued to Pinnacle convertible promissory notes under the March 31, 2020 note purchase agreement of $0.8 million from the third closing of the March 31, 2020 note purchase agreement.

On November 27, 2020, in connection with the 2025 Convertible Notes issuance, the Company entered into subordination agreements with the 2019 and 2020 Note holders, extending the maturity of the notes to May 30, 2026.

On December 16, 2020, in connection with the execution of the Merger Agreement, the Company amended the note purchase agreements associated with the 2019 and 2020 convertible notes issued to amend the conversion terms of the notes.

The 2019 and 2020 Notes are convertible into shares of common stock as follows:

(A)

Upon the consummation of a Qualified Equity Financing, as defined in the notes purchase agreements, in which the Company receives gross proceeds not less than $30.0 million, will automatically convert into equity securities of the same type sold in the Qualified Equity Financing equal to the outstanding principal and unpaid accrued interest divided by the applicable discounted conversion price. The discounted conversion price is 80%, 70%, and 60% for the 2019 Notes, 2020 Pro Rata Note and 2020 Super Pro Rata Notes, respectively. If the Qualified Equity Financing is not a special purpose acquisition company (“SPAC”) transaction or an initial public offering (“IPO”), the issuance of shares pursuant to the conversion of each note shall otherwise be upon and subject to the same terms and conditions applicable to the equity securities sold in the Qualified Equity Financing. If the Qualified Equity Financing is a SPAC transaction or an IPO, the issuance of shares shall be deemed to occur immediately prior to the consummation of the SPAC transaction or IPO, as applicable.

(B)

Upon the consummation of a Non-Qualified Equity Financing, as defined in the notes purchase agreements, in which the Company receives gross proceeds of less than $30.0 million, will automatically convert into equity securities of the same type sold in the Non-Qualified Equity Financing equal to the outstanding principal and unpaid accrued interest divided by the applicable discounted conversion price.

The 2019 and 2020 Notes included the following features that were assessed and determined to meet all of the criteria required to be separated as an embedded derivative from its host:

•	In-substance put options upon Qualified or Non-Qualified Equity Financing

•	Redemption (put option) upon deemed liquidation event

The Company utilized an income approach and PWERM to determine the fair value of the features and recorded as derivative liabilities, included in other long-term liabilities on the balance sheet. The Company revalues the derivatives at each reporting period and recognizes changes in fair value through other expense included in other income, net on the consolidated statement of operations and comprehensive loss. At March 31, 2021, the total derivative liabilities were $2.2 million, $1.2 million, $0.8 million and $0.7 million for the notes issued in December 2019, March 2020, May 2020 and June 2020, respectively.

As of March 31, 2021 and 2020, the Company had $7.2 million and $5.4 million of outstanding borrowings under the 2019 and 2020 note purchase agreements.

Paycheck Protection Program

On April 24, 2020, the Company received funds of $5.2 million under the Paycheck Protection Program (“PPP”), a part of the CARES Act. The loan is serviced by Western Alliance Bank, and the application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan necessary to support ongoing operations. The Company plans to use the funds for payroll and related costs. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on Company’s ability to adhere to the forgiveness criteria. The loan bears interest at a rate of 1.00% per annum and matures on April 24, 2022. Under the terms of the PPP, certain amounts may be forgiven if they are used in accordance with the CARES Act.

2025 Convertible Notes

On November 27, 2020, the Company issued $75.0 million aggregate principal amount of 2025 Convertible Secured Notes (the “2025 Convertible Notes”) to Magnetar Capital, LLC (“Magnetar”). The Company received net proceeds of approximately $74.7 million from the sale of the 2025 Convertible Notes, after deducting fees and expenses of approximately $0.3 million. The Company recorded the expenses as a discount to the note and will amortize over the term of the note. The 2025 Convertible Notes will mature on December 1, 2025, unless earlier converted, redeemed or repurchased. For a period of one year from the issuance date of the 2025 Convertible Notes, Magnetar may request the Company issue additional notes up to $25.0 million aggregate principal amount.

The Company used approximately $27.6 million of the net proceeds from the sale of the 2025 Convertible Notes to repay the outstanding term loans with Western Alliance Bank and Pinnacle.

The 2025 Convertible Notes are governed by an indenture (the “Indenture”), dated as of November 27, 2020, between the Company and Magnetar. The 2025 Convertible Notes bear interest at the annual rate of 5.50%, payable entirely in payment-in-kind monthly on the first of the month commencing December 1, 2021, compounded annually. The interest rate will increase to 8.00% on November 27, 2021 if certain milestones defined in the indenture have not been met.

The 2025 Convertible Notes are convertible into shares of common stock as follows:

(A)	At any time prior to a Qualified Public Company Event, as defined in the Indenture as a SPAC Transaction, IPO or direct listing, at a rate equal to approximately $89.94 per share,

(B)

Upon the consummation of a Qualified Equity Financing, as defined in the Indenture, in which the Company receives gross proceeds not less than $20.0 million at a rate equal to the lesser of i) a valuation cap per share determined based on the quotient of $1.5 billion and the number of shares of common stock outstanding immediately before the transaction (“Valuation Cap Per Share”) and ii) the adjusted equity value of the Company per share as determined in the Qualified Equity Financing,

(C)

Upon the consummation of a change of control in which the holders of common equity of the Company own less than 50% of the voting power following the change of control at a rate equal to the lesser of i) the transaction price per share in the change of control transaction and ii) the Valuation Cap Per Share,

(D)

If the Qualified Public Company Event is a SPAC transaction at a rate equal to the lesser of i) $10.00 per SPAC share, ii) the lowest cash price per share of common equity at which the SPAC sells shares of common equity in the SPAC transaction and iii) a valuation cap per share determined based on the quotient of $1.5 billion and the number of SPAC equivalent company shares,

(E)

If the Qualified Public Company Event is a direct listing of Company capital stock on a permitted exchange at a rate equal to the lesser of i) the average daily volume weighted average price of the common stock on the five consecutive trading days after the date of settlement of the opening trade on the applicable permitted exchange following the direct listing and ii) the Valuation Cap Per Share and

(F)

If the Qualified Public Company Event is neither a SPAC transaction nor a direct listing at a rate equal to the lesser of i) the price per share of common stock offered to the public in the underwritten initial public offering and ii) the Valuation Cap Per Share.

If Magnetar has not converted the 2025 Convertible Notes into common stock by the maturity date, the Company must repay the outstanding principal amount plus accrued interest.

The 2025 Convertible Notes contain call and put options to be settled in cash contingent upon the occurrence of a change of control, a default interest rate increase of 3.0% applicable upon the occurrence of an event of default, and a contingent interest rate increase of 2.5% applicable if certain milestones have not been met by November 27, 2021, that when evaluated under the guidance of ASC 815, Derivatives and Hedging, are embedded derivatives requiring bifurcation at fair value. The fair value calculation includes Level 3 inputs including the estimated fair value of the Company’s common stock and assumptions regarding the probability that the contingent call or put will be exercised or an event of default will occur. Management determined that the probability that the contingent events will occur was near zero at inception and has remained near zero as of March 31, 2021. Therefore, the Company did not record a derivative liability related to these features at March 31, 2021. The Company will assess the probability of occurrence quarterly during the term of the 2025 Convertible Notes.

7. COMMON STOCK AND COMMON AND PREFERRED SHARE WARRANTS

As of March 31, 2021 and 2020, the Company had 13,101,412 and 11,803,289 shares of common stock authorized and available to issue for purposes of satisfying conversion of preferred stock, the exercise and future grant of common stock options, and for purposes of any future business acquisitions and transactions.

The voting, dividend, and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers, and preferences of the holders of the preferred stock. The holders of common stock, voting as a separate class, are entitled to elect two members of the Board, the holders of Series Seed preferred stock and Series A preferred stock, and together Series C preferred stock and Series C-1 preferred stock, are each entitled to elect one member of the Board and the remaining two directors are elected by the majority of the holders of common stock and preferred stock.

Warrants—In October 2017, the Company issued the Initial Western Alliance Warrant to purchase 9,568 Series C-1 preferred shares at an initial strike price of $18.291332 per share. Pursuant to the original terms of the Initial Western Alliance Warrant, the Initial Western Alliance Warrant may be exercised in whole or in part prior to the expiration date of October 12, 2027. The Company utilized the Black-Scholes option- pricing model to determine the fair value of the Initial Western Alliance Warrant. These warrants were determined to be liability classified and were recorded at fair value at initial measurement and included in the debt discount to the Western Alliance loan. The Company revalues the Initial Western Alliance Warrant at each reporting period and recognizes changes in fair value through other expense included in other income, net on the consolidated statements of operations and comprehensive loss.

In December 2018, the Company issued the Pinnacle Warrant to purchase 179,366 shares of common stock in the aggregate at an initial strike price of the lesser of $8.85 per share and the value of a share of the Company’s common stock as determined by the next Section 409A valuation that is prior to the exercise of any portion of the warrant. The Pinnacle Warrant may be exercised in whole or in part prior to the expiration date of December 3, 2028. The Company utilized the Black-Scholes option-pricing model to determine the fair value of the Pinnacle Warrant. These warrants were determined to be equity classified and were recorded at fair value at issuance.

In December 2018, the Company issued the Subsequent Western Alliance Warrant to purchase 26,015 shares of common stock at an initial strike price of $9.61 per share. The Subsequent Western Alliance Warrant may be exercised in whole or in part prior to the expiration date of December 7, 2028. These warrants were determined to be equity classified and were recorded at fair value at issuance. The Company utilized the Black-Scholes option-pricing model to determine the fair value of the Subsequent Western Alliance Warrant.

On July 31, 2020, the Company amended the Western Alliance Agreement, which extended the expiration of the Initial and Subsequent Western Alliance Warrants to July 31, 2030. The Initial and Subsequent Western Alliance Warrants were classified as liabilities and initially recorded at fair value subject to remeasurement at each reporting period, with changes in fair value reflected in earnings. As a result of the modification a new fair value was determined, which was greater than the initial fair value at inception. The incremental change in value due to the modification was de minimus and was recognized as a change in fair value through other expense included in other income, net on the consolidated statements of operations and comprehensive loss.

The Subsequent Western Alliance Warrants were determined to be equity classified and were recorded at fair value at issuance. As a result of the modification a new fair value was determined, which was greater than the initial fair value at inception. The incremental change in the fair value of the warrant of $0.1 million is recognized as a modification fee capitalized to debt discount and recorded to additional paid-in-capital. The incremental change in fair value will be amortized to interest expense over the remaining life of the Western Alliance Term Loan.

At both March 31, 2021 and 2020, the total warrant liability was $0.1 million recorded within accrued and other current liabilities on the consolidated balance sheets.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

The following tables summarize issued and outstanding redeemable convertible preferred stock, and is recorded in mezzanine equity on the consolidated balance sheets:

	As of March 31, 2021 and 2020
Redeemable Convertible Preferred Stock	Shares	Carrying Value
Series Seed	2,057,188	$1,897
Series A	2,110,400	4,948
Series B	990,068	10,285
Series C	2,142,188	34,585
Series C-1	452,671	8,272

The preferred stock has liquidation preferences over the common stock, is convertible to common stock, has certain dividend and voting rights, and is redeemable for cash upon resolution of certain contingent events (“Deemed Liquidation Event”).

Significant terms of the Series Seed, Series A, Series B, Series C and Series C-1 preferred stock are as follows:

Liquidation Preference—Upon liquidation, dissolution, winding up, or certain mergers and asset sales, Series Seed, A, B, C and C-1 preferred stock is entitled to receive the greater of (a) $0.9352 per share for Series Seed; $2.36922 per share for Series A; $10.43117 per share for Series B; $17.4203167 per share for Series C; and $18.291332 per share for Series C-1 plus, in each case, any declared but unpaid dividends and (b) the amount payable had such shares been converted to common stock prior to the liquidation event. As of March 31, 2021 and 2020, the aggregate liquidation preference for Series Seed was $1.9 million; for Series A was $5.0 million, for Series B was $10.3 million, for Series C was $37.3 million, and for Series C-1 was $8.3 million in each case based on outstanding shares as of such date.

Dividends—Series A, B, C and C-1 preferred stock are entitled to a noncumulative dividend, when, as and if declared by the Company at a rate equal to 8% of each series original issue price, subject to adjustment. Any dividend amount would be calculated to each Series A, B, C and C-1 preferred stockholder in accordance with the Articles of Incorporation of the Company.

Conversion—Each share of Series Seed, A, B, C and C-1 preferred stock converts to common stock at the election of the holder, with the number of shares of common stock issuable determined by dividing the number of shares of preferred stock by $0.9352 for Series Seed; $2.36922 for Series A; $10.43117 for Series B; $17.4203167 for Series C; and $18.29133 for Series C-1; adjusted in each case for certain dilutive events. Each of the Series Seed, A, and B preferred stock is automatically convertible to common stock upon the election of majority of holders on a series-by-series basis of outstanding shares of Series Seed, A and B preferred stock. The Series C and C-1 preferred stock are automatically convertible to common stock upon the election of majority of holders of outstanding shares of Series C and C-1 preferred stock, voting together and on an as converted basis. In addition, all shares of preferred stock are automatically convertible upon the consummation of a public offering of the Company’s stock at a price per share of at least $52.1559 and resulting in at least $20.0 million in net proceeds for the Company.

Voting Rights—Preferred stock and common stock vote together as one class on an as converted basis.

Redemption—Each of the Series A, B, and the C and C-1 preferred stock (with the Series C and C-1 preferred stock being redeemed collectively) shall be redeemed by the Company at a price equal to the greater of: (i) the applicable original issue price per share, plus all declared but unpaid dividends thereon, or (ii) the then-current fair market value of such series of preferred stock, as determined in good faith by the Board, at any time after March 22, 2023 upon receipt by the Company from the holders of a majority of the then outstanding shares of each of the Series A, B, and C and C-1 preferred stock (with the Series C and C-1 preferred stock voting collectively), as applicable, of written notice requesting redemption of all shares of such series of preferred stock; provided, however, that the holders of Series A Shares may not make any redemption request without first obtaining the written consent of the holders of a majority of the then outstanding Series B, Series C and Series C-1 Preferred Shares. As the redemption is at the option of the holder, such preferred stock is presented within temporary equity in the mezzanine section of the consolidated balance sheets.

9. STOCK-BASED COMPENSATION PLANS

Stock Option Plans

The Barkbox, Inc. 2011 Stock Incentive Plan (as amended from time to time, the “Plan”) provides for the award of stock options and other equity interests in the Company to directors, officers, employees, advisors or consultants of the Company.

On August 10, 2020, the Board approved an increase in the number of shares of the Common Stock authorized for issuance under the Plan, increasing the pool by 717,000 shares from 3,560,651 shares to 4,277,651 shares. On December 16, 2020, the Board approved an increase in the number of shares of Common Stock authorized for issuance under the Plan, increasing the pool by 510,719 shares from 4,277,651 shares to 4,788,370 shares. As of March 31, 2021, there were 160,245 shares available for issuance under the Plan.

The Plan is administered by the Company’s Board. The exercise prices, vesting and other restrictions are determined by the Board, except that the exercise price per share of a stock option may not be less than 100% of the fair value of the common share on the date of grant. Stock options awarded under the Plan typically expire 10 years after the date of the grant and generally have vesting conditions of 25% on the first anniversary of the date of grant and 75% on a monthly basis at a rate of 1/36th unless otherwise decided by the Board. The Plan provides that the Board shall determine the vesting conditions of awards granted under the Plan, and the Board has from time to time approved vesting schedules for certain awards that deviate from the vesting conditions contained in the previous sentence.

Stock Option Activity

The following is a summary of stock option activity for the year ended March 31, 2021:

	Number Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of March 31, 2020	2,422,421	$6.78	6.69	$12,902
Granted	1,260,215	37.03
Exercised	(267,292)	4.55
Cancelled or forfeited	(46,175)	15.95

Outstanding as of March 31, 2021	3,369,169	$18.15	7.17	$251,646

Vested and expected to vest as of March 31, 2021	2,742,769	$14.84	6.70	$213,926

Exercisable as of March 31, 2021	1,735,509	$6.65	5.34	$149,575

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common shares for those stock options that had exercise prices lower than the fair value of the Company’s common shares.

The weighted-average grant-date fair value of options granted during the years ended March 31, 2021, 2020 and 2019 was $31.90, $4.97 and $4.40 respectively. The total intrinsic value of options exercised during the year ended March 31, 2021, 2020 and 2019 was $23.6 million, $0.3 million and $2.4 million respectively.

The Company estimates the fair values of stock options using the Black-Scholes option-pricing model on the date of grant. During the years ended March 31, 2021, 2020 and 2019, the assumptions used in the Black-Scholes option pricing model were as follows:

	Fiscal Year Ended March 31,
	2021	2020	2019
Expected term (years)	5.26	5.08	5.25
Expected volatility	76.48%	45.65%	52.31%
Risk-free interest rate	0.19%	1.71%	2.74%
Expected dividend yield	— %	— %	— %

Restricted Stock Grants

The Company granted 35,000 shares, 22,616, and 171,666 shares of restricted stock during the years ended March 31, 2021, 2020 and 2019, respectively. Of the 35,000 shares of restricted stock issued during the year ended March 31, 2021, 25,000 shares vested immediately upon grant and 10,000 shares of restricted stock vest over 12 equal monthly installments. All of the shares of restricted stock granted during the year ended March 31, 2020 had immediate vesting upon grant. Grants of restricted stock are valued at the fair value of the Company’s common stock as of the grant date. The Company’s Board utilizes independent valuations and other available information when estimating the value of the stock underlying the granted shares of restricted stock. The weighted-average estimated fair value per share of the restricted stock granted during the years ended March 31, 2021, 2020, and 2019 was $55.35, $11.93 and $8.85, respectively. The total stock-based compensation expense associated with the grants of restricted stock was $1.1 million, $0.3 million and $1.5 million for the years ended March 31, 2021, 2020 and 2019, respectively.

Stock-Based Compensation

The following table summarizes the total stock-based compensation expense by function for the years ended March 31, 2021, 2020 and 2019, which includes expense related to options, restricted stock units, and secondary sales:

	Fiscal Year Ended March, 31
	2021	2020	2019
General and administrative	$6,298	$1,757	$5,021
Advertising and marketing	224	60	75

Total stock-based compensation expense	$6,522	$1,817	$5,096

Stock-based compensation expense for the years ended March 31, 2021, 2020, and 2019 was $6.5 million, $1.8 million and $5.1 million respectively. Stock-based compensation expense is allocated based on the department to which the option holder belongs.

As of March 31, 2021, 2020 and 2019, there was $21.9 million, $2.4 million, and $1.3 million of unrecognized stock-based compensation expense related to unvested stock options, respectively. The unrecognized stock-based compensation expense is expected to be recognized over a weighted-average remaining vesting period of 3.44, 2.87 and 2.68 years at March 31, 2021, 2020 and 2019, respectively.

10.	COMMITMENT AND CONTINGENCIES

Operating Leases

The Company has operating leases for its offices expiring on September 15, 2029. Rental expense for operating leases was $3.5 million and $2.3 million for the years ended March 31, 2021 and 2020, respectively.

The following is a schedule by years of future minimum lease payments required under the operating leases that have initial or noncancelable lease terms in excess of one year as of March 31, 2021.

Fiscal year ending March 31:
2022	$4,113
2023	4,559
2024	4,269
2025	3,798
2026	3,899
Thereafter	6,459

Total minimum lease payments	$27,097

Litigation

The Company is party to various actions and claims arising in the normal course of business. The Company does not believe that the final outcome of these matters will have a material effect on the Company’s consolidated financial position, results of operations or cash flows. However, no assurance can be given that the final outcome of such proceedings will not materially impact the Company’s consolidated financial condition or results of operations.

In December 2019, the Company’s operations were disrupted due to an unplanned shutdown of one of its third-party warehouses. The Company filed a claim with the third-party warehouse provider to recover incremental costs incurred due to this disruption in operations. According to ASC 450, Contingencies, a recovery related to a contingent loss (e.g., insurance recovery) is a contingent gain. Recovery of a recorded contingent loss shall be recognized only when realization of the recovery is deemed probable and reasonably estimable. On November 5, 2020, the Company entered into a settlement agreement with the third-party warehouse and received payment of $0.8 million in consideration of this claim. The Company recorded this settlement payment within other income, net on the consolidated statements of operations and comprehensive loss.

Strategic License Partnerships

The Company has entered into several strategic license partnerships to license intellectual property to produce timely and relevant toys. Certain of these strategic license partnership agreements provide that the Company make minimum guarantee payments, regardless of the sales performance of the associated toys. As of March 31, 2021 and 2020, the future minimum guarantees related to our strategic license partnerships was $0.6 million and less than $0.1 million, respectively.

11.	INCOME TAXES

A reconciliation of the Company’s effective tax rate to the United States federal income tax rate is as follows:

	March 31,
	2021	2020	2019
Federal statutory rate	21.00%	21.00%	21.00%
Permanent differences	(2.29)	(0.88)	(1.77)
State taxes—net of federal benefits	3.12	1.73	1.60
Change in valuation allowance	(18.26)	(22.79)	(20.14)
Stock Compensation	(1.02)	—	—
Other deferred adjustments	(2.55)	—	—
Other	—	0.94	(0.69)

Total	—%	—%	—%

The components of the Company’s deferred taxes are as follows (in thousands):

	March 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$24,960	$24,836
Charitable contributions	155	127
Interest expense	3,330	1,557
UNICAP	3,048	1,430
Stock compensation	1,379	475
Accruals and other	3,861	2,403
Depreciation	—	59

Total deferred tax assets	36,733	30,887
Valuation allowance	(36,621)	(30,887)

Total deferred tax assets	112	—

Depreciation	(112)	—

Total deferred tax liabilities	(112)	—

Net deferred tax assets	$—	$—

As of March 31, 2021, the Company had federal net operating loss carryforwards (“NOLs”) of approximately $112.3 million, of which $60.5 million begin to expire in 2031 and $51.9 million can be carried forward indefinitely. The Company also had state NOLs of approximately $41.1 million which begin to expire in 2031.

As of March 31, 2020, the Company had federal net operating loss carryforwards (“NOLs”) of approximately $109.5 million, of which $51.6 million begin to expire in 2031 and $57.9 million can be carried forward indefinitely. The Company also had state NOLs of approximately $42.4 million which begin to expire in 2031.

Net operating loss and tax credit carry-forwards are subject to review and possible adjustment by the IRS and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50% as defined under Sections 382 and 383 in the Internal Revenue Code, which could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the Company’s value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has completed a formal study through December 31, 2020 to determine if any ownership changes within the meaning of IRC Section 382 and 383 have occurred. As a result of the study, it was determined the Company experienced an ownership change on July 8, 2014; however, the limitation from the ownership change will not result in any of the NOLs or tax credits expiring unutilized.

The Company has recorded a valuation allowance against its deferred tax assets in each of the years ended March 31, 2021 and 2020, because the Company’s management believes that it is more likely than not that these assets will not be realized. As a result of generating additional net operating losses, the valuation allowance increased by approximately $5.7 million, from $30.9 million as of March 31, 2020 to $36.6 million as of March 31, 2021.

The Company had no unrecognized tax benefits or related interest and penalties accrued for the years ended March 31, 2021, 2020 and 2019 . The Company will recognize interest and penalties related to uncertain tax positions in income tax expense.

The Company is subject to U.S. federal income tax and state income tax. The statute of limitations for assessment by the IRS and state tax authorities is open for the tax years since 2016; currently, no federal or state income tax returns are under examination by the respective taxing authorities. To the extent the Company has tax attributes carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the IRS and the state tax authorities to the extent utilized in a future period.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security (CARES) Act to provide relief as a result of the COVID-19 outbreak. We have examined the impact of the CARES Act on the business and none of the provisions have a significant impact on the Company.

12.	OTHER INCOME—NET

Other income—net consisted of the following:

	Fiscal Year Ended March 31,
	2021	2020	2019
Other income—net:
Other income	$267	$583	$182
Change in fair value of preferred share warrants	(6)	3	(6)
Change in fair value of derivative liability	(925)	93	32
Settlement claim	795	—	—

	$131	$679	$208

13.	NET LOSS PER SHARE

Basic and diluted loss per share attributable to common stockholders were calculated as follows:

	Fiscal Year Ended March 31,
	2021	2020	2019
Numerator:
Net loss attributable to common stockholders	$(31,391)	$(31,368)	$(37,082)

Net loss attributable to common stockholders—basic and diluted	$(31,391)	$(31,368)	$(37,082)

Denominator:
Weighted-average number of common shares outstanding—basic and diluted	5,295,722	5,159,893	4,905,972

Net loss per share attributable to common stockholders—basic and diluted	$(5.93)	$(6.08)	$(7.56)

The Company’s potential dilutive securities, which include stock options, redeemable convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same for all periods presented. The Company excluded the following potential common stock, presented based on amounts outstanding at March 31, 2021, 2020 and 2019 from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect.

	As of March 31,
	2021	2020	2019
Stock options to purchase common stock	3,369,169	2,422,421	1,865,818
Redeemable convertible preferred stock (as converted to common stock)	3,333,121	3,333,121	3,333,121
Warrants to purchase common stock	233,881	233,881	233,881
Warrants to purchase Series C-1 convertible preferred stock (as converted to common stock)	523	523	523

The Company also had convertible notes outstanding for the fiscal years ended March 31, 2021, 2020 and 2019 which could obligate the Company and/or its stockholders to issue shares of common stock upon the occurrence of various future events at prices and in amounts that are not determinable until the occurrence of those future events. Because the necessary conditions for the conversion of these instruments had not been satisfied during the fiscal years ended March 31, 2021, 2020 and 2019, the Company has excluded these instruments from the table above and the calculation of diluted net loss per share for those periods. See Note 6, “Debt,” for additional details.

14.	SEGMENTS

The Company applies ASC 280, Segment Reporting, in determining reportable segments for its financial statement disclosure. The Company has two reportable segments: Direct to Consumer and Commerce. The Direct to Consumer segment derives revenue from the sale of BarkBox, Super Chewer, BARK Bright and BARK Eats subscriptions, as well as sales of toys and treats through the Company’s website, BarkShop. The Commerce segment derives revenue from the sale of toys, treats and BARK Home products through major retailers and online marketplaces. The Company has aggregated its product lines sold through the Company’s website into the Direct to Consumer segment. The Company has aggregated its BARK Home and Bark Retail operations into the Commerce segment. Reporting in this format provides management with the financial information necessary to evaluate the success of the segments and the overall business. There are no internal revenue transactions between the Company’s segments.

The CODM reviews revenue and gross profit for both of the reportable segments. Gross profit is defined as revenue less cost of revenue incurred by the segment. The Company does not allocate assets at the reportable segment level as these are managed on an entity wide group basis and, accordingly, the Company does not report asset information by segments.

Key financial performance measures of the segments including revenue, cost of revenue, and gross profit are as follows:

	Fiscal Year Ended March 31,
	2021	2020	2019
Direct to Consumer:
Revenue	$333,970	$204,151	$177,750
Cost of revenue	128,044	79,191	75,085

Gross profit	$205,926	$124,960	$102,665

Commerce:
Revenue	$44,634	$20,184	$13,691
Cost of revenue	24,620	9,730	9,241

Gross profit	$20,014	$10,454	$4,450

Consolidated:
Revenue	$378,604	$224,335	$191,441
Cost of revenue	152,664	88,921	84,326

Gross profit	$225,940	$135,414	$107,115

15.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 7, 2021, which is the date the financial statements were available to be issued, for events requiring recording or disclosure in the consolidated financial statements for the years ended March 31, 2021 and 2020.

On April 23, 2021, the Company entered into a lease agreement for a new warehouse facility. The new lease commences on January 1, 2022 and includes escalating rent payments and an eighty-seven month term. Rent expense will be recorded on a straight-line basis over the lease term. Future minimum lease payments required under the operating lease are approximately $18.3 million.

On May 21, 2021, the Company granted to its employees equity awards to purchase an aggregate of 26,750 shares of common stock with an exercise price of $79.93, vesting over a four-year period.

As described in Note 1, the Company completed the merger with Northern Star, subsequently renamed the Original Bark Company, on June 1, 2021. In addition, the 2021 Equity Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP”) became effective upon the Closing.

The 2021 Plan will provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or cash-based awards. Directors, officers and other employees of BARK and its subsidiaries, as well as others performing consulting or advisory services for BARK, will be eligible for grants under the 2021 Plan.

The purpose of the ESPP is to provide employees of the Company and its designated subsidiaries and affiliates (whether now existing or subsequently established) with the ability to acquire shares of BARK common stock at a discount to the market price and to pay for such purchases through payroll deductions or other approved contributions. BARK believes that the ESPP will be important in helping to attract and retain employees.

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